EXHIBIT 99.1

PRESS RELEASE

                                                                                                                                                                                   Contact:
                                                                                                                                                                                 Trisha Tuntland
                                                                                                                                                                                Director of Investor Relations
                                                                                                                                                                               Cabot Microelectronics Corporation
                                                                                                                                                                                   (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2015

•	Revenue of $97.2 Million Reflects Soft Industry Demand, as Expected
•	Gross Profit Margin of 50.0 Percent of Revenue; Annual Guidance Raised
•	Earnings Per Share of 39 Cents, Including 7 Cent Adverse Effect From Costs Related to Raw Material Quality and Higher Effective Tax Rate
•	Cash Flow From Operations of $25.2 Million
•	Results Consistent with July 22 Business Update

AURORA, IL, July 30, 2015 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2015, which ended June 30, 2015.  The financial results are consistent with the preliminary financial performance discussed in the company's press release of July 22, 2015.

Total revenue during the third fiscal quarter was $97.2 million, 10.3 percent lower than the same quarter last year, reflecting soft global semiconductor industry demand and business loss in certain dielectrics slurries, which the company has previously discussed.  The company achieved a gross profit margin of 50.0 percent of revenue in the third fiscal quarter, which includes the adverse effect of $1.4 million, or 140 basis points, in costs related to certain raw material that does not meet the company's quality requirements.  The company recorded diluted earnings per share of $0.39 for the third fiscal quarter, which includes a combined $0.07 adverse impact of the higher costs related to material quality and a higher effective tax rate compared to the same quarter last year, primarily related to the jurisdictional mix of earnings.  Cash flow from operations was $25.2 million.  As of June 30, 2015, the company's cash balance, net of debt outstanding, was $172.4 million.

"Consistent with our update on the quarter last week, our results this quarter reflect both industry and company-specific headwinds.  However, despite these challenges, on a year-to-date basis our revenue, gross profit margin and net income are all higher than last year," said David Li, President and CEO of Cabot Microelectronics.  "We continue to experience strong demand for our tungsten slurry products across a wide range of applications and technology nodes, and we remain focused on a broad transformation of our dielectrics slurry product area.  During the quarter, we made further progress on commercializing our new higher performing dielectrics solutions, and we secured several new business opportunities."

Mr. Li continued, "A number of industry sources and some of our strategic customers are calling for continued near term softness in semiconductor industry demand, yet we remain encouraged by the long-term growth opportunities in ICs, including those driven by the smartphone, automotive and industrial markets.  In particular, we are working closely with our strategic customers to support their transitions to 3D memory and FinFET for advanced logic devices, and to prepare for their advancements to even smaller technology nodes.  We believe we are unique in our ability to offer a combination of innovation, quality systems and local expertise to help enable our customers' technology advancements, and that we are well positioned for continued success."

Key Financial Information

Total third fiscal quarter revenue of $97.2 million represents a decrease of 10.3 percent compared to the same quarter last year.  The decrease reflects softness in demand within the global semiconductor industry, a departure from the traditional seasonal strengthening the company has historically experienced during the third fiscal quarter, and business loss of certain dielectrics slurries for mature, lower performance applications, all of which the company has previously discussed.  Compared to the same quarter last year, revenue from the company's CMP slurries for polishing tungsten increased; revenue from all other major product areas decreased.  Foreign exchange effects reduced revenue by $2.0 million year-over-year, primarily due to the weaker Japanese yen versus the U.S. dollar.

Year to date revenue of $314.0 million is 1.8 percent higher than last year, reflecting higher revenue from the company's CMP slurries for polishing tungsten and other metals, CMP polishing pads and its Engineered Surface Finishes product area, partially offset by lower revenue from slurries for dielectrics and data storage applications.  Year to date revenue includes a $4.5 million adverse impact associated with foreign exchange rate changes, primarily the weaker Japanese yen.

Gross profit, expressed as a percentage of revenue, was 50.0 percent this quarter, compared to 47.7 percent in the same quarter last year.  Gross profit percentage increased primarily due to product mix and benefits associated with foreign exchange rate changes, partially offset by lower sales volume and the $1.4 million, or 140 basis points, in higher costs associated with inventory write-offs due to raw material quality.  Year to date, gross profit represented 51.0 percent of revenue, which includes the adverse impact of 45 basis points due to the material quality costs, compared to 47.3 percent last year.  The primary factors contributing to the increase in gross profit percentage were product mix, benefits associated with foreign exchange rate changes, and the absence of an asset impairment charge recorded last year.  The company currently expects its gross profit margin for the full fiscal year to be between 50 and 51 percent of revenue, including the material quality costs; previously, the company had indicated it expected to achieve the upper end of its prior guidance range of 48 to 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.4 million in the third fiscal quarter, slightly higher than the $33.2 million reported in the same quarter a year ago.  Year to date, total operating expenses were $103.0 million, or 6.0 percent higher than the previous year, primarily due to higher accruals for incentive compensation and costs associated with certain executive officer transitions that occurred earlier in the fiscal year, which were previously discussed.  The company currently expects its operating expenses for the full fiscal year to be between $135 million and $137 million; previously, the company had indicated it expected operating expenses for the full fiscal year to be toward the upper end of its prior guidance range of $132 million to $137 million.

The company's effective tax rate for the third fiscal quarter was 29.0 percent, compared to 24.1 percent in the same quarter last year.  The increase is primarily related to changes in the jurisdictional mix of the company's earnings.  The company currently expects its effective tax rate for the fourth quarter and full fiscal year to be within the range of 20 to 22 percent.  Previously, the company had estimated 16 to 18 percent for the full fiscal year.

Net income for the quarter was $9.9 million, down from $13.3 million reported in the same quarter last year.  Net income decreased primarily due to lower revenue and a higher effective tax rate, partially offset by a higher gross profit margin, despite the material quality costs.  Year to date, net income was $43.6 million, up 25.7 percent compared to the prior year; last year's results include the $1.5 million adverse effect of the asset impairment charge.

Diluted earnings per share were $0.39 this quarter.  This includes the adverse impact of the material quality costs of approximately $0.04 per share, and approximately $0.03 per share related to the higher effective tax rate compared to the same quarter last year.  Diluted earnings per share were $0.53 in the third quarter of fiscal 2014.  Year to date, diluted earnings per share were $1.75, including the combined $0.07 per share adverse impact of the material quality costs and higher effective tax rate.  This represents an increase of 25.9 percent compared to $1.39 last year, which included a $0.06 adverse impact associated with the asset impairment charge.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 80884956.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,025 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; the company's management, international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2015 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2014, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

Revenue	$97,168	$104,858	$108,358	$313,960	$308,329

Cost of goods sold	48,609	50,182	56,632	153,751	162,364

Gross profit	48,559	54,676	51,726	160,209	145,965

Operating expenses:

Research, development & technical	14,773	15,131	15,368	44,922	44,303

Selling & marketing	5,804	5,777	6,489	19,220	19,667

General & administrative	12,830	14,296	11,380	38,877	33,182

Total operating expenses	33,407	35,204	33,237	103,019	97,152

Operating income	15,152	19,472	18,489	57,190	48,813

Interest expense	1,065	1,059	832	3,030	2,547

Other income (expense), net	(160)	(332)	(132)	565	588

Income before income taxes	13,927	18,081	17,525	54,725	46,854

Provision for income taxes	4,041	4,270	4,223	11,112	12,149

Net income	$9,886	$13,811	$13,302	$43,613	$34,705

Income available to common shareholders	$9,741	$13,628	$13,126	$43,221	$34,394

Basic earnings per share	$0.40	$0.57	$0.55	$1.80	$1.45

Weighted average basic shares outstanding	24,333	24,057	23,753	24,005	23,769

Diluted earnings per share	$0.39	$0.55	$0.53	$1.75	$1.39

Weighted average diluted shares outstanding	24,813	24,693	24,613	24,655	24,704

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2015	2014
ASSETS:

Current assets:
Cash and cash equivalents	$338,693	$284,155
Accounts receivable, net	49,994	60,693
Inventories, net	67,592	64,979
Other current assets	22,799	18,166
Total current assets	479,078	427,993

Property, plant and equipment, net	94,072	100,821
Other long-term assets	74,686	72,353
Total assets	$647,836	$601,167

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,293	$15,304
Current portion of long-term debt	8,750	8,750
Accrued expenses, income taxes payable and other current liabilities	33,178	31,394
Total current liabilities	58,221	55,448

Long-term debt, net of current portion	157,500	164,063
Other long-term liabilities	14,708	9,654
Total liabilities	230,429	229,165

Stockholders' equity	417,407	372,002
Total liabilities and stockholders' equity	$647,836	$601,167